EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on December 2, 2014 and is effective as of January 6, 2015 (the Effective Date”) by and between The Hillman Group Canada ULC, a British Columbia unlimited liability company (the “Company”), and Scott Ride (“Executive”).
WHEREAS, the Company desires to enter into this Agreement with Executive pursuant to which the Company will employ Executive as its Chief Operating Officer on the terms set forth in this Agreement, and Executive is willing to serve the Company in such capacity for the period and upon such terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4(a) hereof (the “Employment Period”).
2.Position and Duties.
(a)    During the Employment Period, Executive shall serve as the Chief Operating Officer of the Company and shall have the normal duties, responsibilities, functions, and authority of that position, subject to the power and authority of the Board of Directors of the Company (the “Board”) or the President of the Company (the “President”) and paragraph 4(i) of this Agreement, to expand or limit such duties, responsibilities, functions, and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall also render such administrative, financial, and other executive and managerial services, consistent with Executive’s position, to the Company’s parent company, The Hillman Companies, Inc. (“Hillman”), and the Company’s other affiliates as the Board or the President may from time to time direct.
(b)    During the Employment Period, Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its affiliates. Executive shall perform his duties, responsibilities, and functions to the Company and its affiliates hereunder to the best of his abilities in a diligent, trustworthy, professional, and efficient manner and shall comply with the Company’s and its affiliates’ policies and procedures in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services, whether or not for compensation, for any other entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of, or otherwise participate in, purely educational, welfare, social, religious, or civic organizations so long as such activities do not interfere with Executive’s employment.
3.Compensation and Benefits.
(a)    During the Employment Period, Executive’s base salary shall be $310,000 per annum, as may be revised from time to time based on an annual review by the Board (the “Base Salary”). The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. For any partial years, Base Salary shall be pro rated accordingly.
(b)    During the Employment Period, Executive shall be eligible to participate in employee benefit programs and receive perquisites reasonably comparable to those offered generally to the Company’s employees and to similarly situated executive officers from time to time and as determined by the Board, including participation in group health insurance, disability insurance and life insurance. Executive’s participation in all benefit programs and perquisites will be subject to the terms of the applicable plan documents and policies of the Company; provided, however, that the Company hereby waives any waiting period. Executive acknowledges that the Company in its discretion may modify or terminate any or all of its benefit or perquisite plans at any time as they apply generally to Company employees.
(c)    Executive shall be entitled to four (4) weeks of paid vacation to be taken at a time(s) mutually agreeable to Executive and the Company and paid statutory holidays, in accordance with the policies of the Company.
(d)    Executive shall be entitled to receive an annual contribution of six percent (6%) of his Base Salary (not to exceed the maximum annual limit permitted by the Canada Revenue Agency) to a registered retirement plan payable consistent with the Company’s past practices. This annual contribution shall increase, as necessary to match the maximum annual limit permitted by the Canada Revenue Agency.
(e)    During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by Executive in connection with leasing or purchasing an automobile (including lease or car loan payments) to a maximum of $900 per month, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Company shall incur the cost of licenses, insurance, repairs, and gas in addition to the foregoing. This benefit will be a taxable benefit to Executive. Executive shall bear the cost of any tickets or fines for traffic offenses relating to the operation of the automobile.
(f)    During the Employment Period, the Company shall reimburse Executive for all ordinary and reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment, and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Such reimbursable expenses shall include the documented expenses of Executive hiring a driver solely for transportation to and from the office up to three times per week.
(g)    In addition to the Base Salary, the Company shall pay to Executive cash bonus compensation pursuant to the terms of a performance-based bonus plan. The bonus plan will provide for performance-based targets to be agreed to annually by the President and the Board. If 100% of such bonus targets are met in a year, Executive shall be entitled to a bonus equal to 45% of Executive’s Base Salary for that year. If the Company and its Subsidiaries perform at a level in excess of 100% of the bonus targets, the Executive shall be entitled to a higher amount of bonus compensation up to a maximum of 90% of Executive’s Base Salary for that year in accordance with the bonus plan. Executive shall be entitled to bonus compensation in a reduced amount if the Company and its Subsidiaries perform at a level that is less than 100% of the bonus targets but in excess of a minimum level established by the Board. Executive shall not be entitled to a bonus if 85% or less of the EBITDA bonus targets are met. Bonuses shall be paid in the calendar year immediately following the calendar year that contains the end of the relevant performance period and in accordance with the Company’s general payroll practices (in effect from time to time). During the period beginning on the Effective Date and ending December 31, 2015, the Company will pay Executive a bonus on a prorated basis.
(h)    Executive shall be paid a signing bonus of $50,000, less applicable deductions, on the first pay date following the Effective Date (the “Signing Bonus”). Should the Executive’s employment terminate for Cause or without Good Reason prior to July 6, 2015, Executive shall forfeit the Signing Bonus and repay to the Company within 30 days of such termination any amount of the Signing Bonus which exceeds the amount, if any, that the Company shall deduct from any wages or other amounts otherwise owed to Executive after such termination.
(i)    At the next regularly-scheduled board of directors meeting of HMAN Group Holdings Inc. (“HMAN”) immediately following the Effective Date, HMAN will grant to Executive a non-qualified stock option to purchase 1,760 shares of HMAN common stock (“Common Stock”). The exercise price of the option will be equal to the fair market value of the Common Stock at the date of grant. The grant of the stock option shall be made in accordance with the terms of the HMAN Group Holdings Inc. 2014 Equity Incentive Plan Nonqualified Stock Option Award Agreement and will be subject to the terms and conditions thereof.
4.Term.
(a)    The Employment Period shall be three years beginning on the Effective Date (the “Initial Term”) and shall automatically be renewed on the same terms and conditions set forth herein, as modified from time to time by the parties hereto, for additional one-year periods (each a “Renewal Term”) unless the Company gives Executive written notice of the election not to renew the Employment Period (a “Notice of Non-Renewal”) at least 90 days prior to any such renewal date or Executive gives the Company a Notice of Non-Renewal at least 180 days prior to any such renewal date (the end of the Initial Term or any Renewal Term, being referred to herein as the “Expiration Date”); provided that (i) the Employment Period shall terminate prior to its Expiration Date immediately upon Executive’s resignation (with or without Good Reason, as defined below), death, or Disability and (ii) the Employment Period may be terminated by the Company at any time prior to its Expiration Date for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive. Notwithstanding anything to the contrary herein, the termination of the employment of the Executive as a result of the Company providing the Executive a Notice of Non-Renewal shall be treated as a termination of the Executive without Cause.
(b)    In the event of Executive’s death or Disability, or upon the Expiration Date, Executive or his estate, as applicable, shall be entitled only to payment of (i) all accrued and unpaid Base Salary through the date of termination or expiration of the Employment Period, as applicable, (ii) all accrued and unused vacation, and (iii) expense reimbursement pursuant to Section 3(f) of this Agreement (collectively, the “Accrued Payments”), and a pro rated portion (based on the number of days that have elapsed from the beginning of the bonus period until the date of termination or expiration of the Employment Period) of the bonus, if any, for the year in which termination or expiration of the Employment Period occurs as determined pursuant to Section 3(g) above (the “Prorated Bonus”).
(c)    If the Employment Period is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled only to payment of the Accrued Payments. Executive shall not be entitled to any other salary, bonuses, employee benefits, perquisites, or other compensation from the Company or its affiliates for periods after the earlier of termination or expiration of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.
(d)    If the Employment Period is terminated by the Company without Cause or if Executive resigns with Good Reason, Executive shall only be entitled to receive severance compensation in an amount as determined below:
(i)    %3. An amount equal to twelve (12) months (the “Severance Period”) of the Executive’s then applicable Base Salary, %4. the Termination Bonus Amount (as defined in Section 4(d)(ii)), if such termination is during the Initial Term, or 50% of the Termination Bonus Amount, if such termination is after the Initial Term and %4. continued health benefit coverage during the Severance Period, to the extent permitted by the relevant benefit plans and policies. Any continuation of health benefits hereunder is conditional on Executive continuing to pay Executive’s share of the premiums.
(ii)    The severance payments outlined in (i) of this Section 4(d) are in addition to the Accrued Payments and Prorated Bonus. Severance payments will be paid and benefit coverage will be provided pursuant to this Section 4(d) only if Executive delivers to the Company and does not revoke an executed and effective Release Agreement in the form of Exhibit A attached hereto and only so long as Executive has not breached the provisions of Sections 6 and 7 hereof. Severance payments under Section 4(d)(i)(A) above shall be paid by continuation of regular payroll beginning on the Executive’s last day of active employment with the Company, but in no event less frequently than monthly and continuing for the Severance Period. The severance payment under Section 4(d)(i)(B) above shall be paid in a lump sum in the calendar year following the date of termination of the Employment Period at the same time that annual bonuses are paid to other senior executives of the Company. The payments provided herein shall continue to the Executive’s estate in the event of his death during the Severance Period. For purposes of Section 4(d) hereof, “Termination Bonus Amount” shall mean an amount equal to the greater of: %3. the annual average of Executive’s annual bonuses under Section 3(g) for the preceding three calendar years (or the entire Employment Period if shorter) and %3. the amount of Executive’s last annual bonus received under Section 3(g) prior to the termination of the Employment Period.
(e)    If Executive resigns for Good Reason or is terminated without Cause within 90 days following the occurrence of a Change of Control, Executive shall only be entitled to a lump sum payment payable 30 days after such termination or resignation in an amount equal to the amount payable pursuant to Sections 4(d)(i)(A) and (B). In addition, Executive shall be entitled to receive the Accrued Payments and Prorated Bonus. Payments will not be paid under this Section 4(e) unless Executive delivers to the Company and does not revoke an executed and effective Release Agreement in the form of Exhibit A attached hereto.
(f)    The amounts payable pursuant to Sections 4(d) and 4(e) are mutually exclusive, and under no circumstances shall Executive be entitled to receive payments under both Sections.
(g)    Upon the earlier of termination or expiration of the Employment Period, to the extent permitted under the terms of any applicable life insurance policy, Executive shall be permitted to convert the group Company life insurance policies issued in his name; provided that Executive pays the purchase price of any such life insurance policies, including any fees and expenses associated with such a conversion.
(h)    For purposes of this Agreement, “Cause” is defined as (i) willful failure to substantially perform duties hereunder, other than due to Disability; (ii) willful act which constitutes gross misconduct or fraud and which is injurious to Hillman and/or the Company or their affiliates; (iii) Executive’s conviction on, or plea of guilty or no contest to, a felony or any charge involving moral turpitude; (iv) material breach of any confidentiality, non-compete, or non-solicitation agreement (including Sections 5 and 6 hereof) with the Company; or (v) any act or omission of Executive which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.
(i)    For purposes of this Agreement, “Good Reason” means termination of this Agreement by Executive due to (i) any material diminution in Executive’s position, duties or effective authority with and within the Company as set forth in Section 2, (ii) the Company reassigning Executive to work at a location that is more than 75 miles from his then current work location, (iii) any amendment to the Company’s bylaws which results in a material and adverse change to the officer and director indemnification provisions contained therein, or (iv) a material breach of Sections 3 or 4 of this Agreement by the Company, which in each case of (i) through (iv) is not cured within 10 days following written notice from Executive to the Board. Executive must provide notice of resignation for Good Reason to the Board within 90 days following Executive’s knowledge of the event or facts constituting Good Reason, otherwise such event or facts shall not constitute Good Reason under this Agreement.
(j)    For purposes of this Agreement, “Change of Control” means any transaction or series of transactions pursuant to which any Person(s) or a group of related Persons (other than CCMP Capital Advisors, LLC and its affiliates) in the aggregate acquire(s) (i) capital stock of Hillman possessing the voting power (other than voting rights accruing only in the event of a default, breach, or event of noncompliance) to elect a majority of the Board of Hillman (whether by merger, consolidation, reorganization, combination, sale or transfer of Hillman’s capital stock, shareholder or voting agreement, proxy, power of attorney, or otherwise) or (ii) all or substantially all of Hillman’s assets determined on a consolidated basis; provided, in each case, that a Change of Control shall not include a Public Offering. A “Public Offering” means an underwritten initial public offering and sale, registered under the Securities Act, of shares of Hillman’s common stock.
(k)    For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities, and functions of his position with the Company and its affiliates for more than 26 weeks in any 12 month period (the “Threshold”) as a result of any mental or physical disability or incapacity which the parties agree would cause undue hardship to the Company to accommodate and would frustrate this Agreement. Notwithstanding the foregoing, the Company acknowledges that it has a duty to make reasonable efforts to accommodate the Executive in the event of a Disability prior to the Threshold being reached. In the event of Executive’s Disability, the Company shall use commercially reasonable efforts to allow Executive to participate in the Company’s group health coverage, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees; provided that Executive pays all of the premiums and similar costs and expenses for such coverage.
5.Confidential Information.
(a)    Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations, and data (including trade secrets) obtained by him during the course of his employment with the Company concerning the business or affairs of Hillman, the Company, or any of their affiliates (“Confidential Information”) are the property of Hillman, the Company, or such affiliate. Therefore, Executive agrees that he shall not at any time during the Employment Period or thereafter disclose to any person or entity or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts, and software and other documents and data (and copies thereof) embodying or relating to Confidential Information, Third Party Information (as defined in Section 5(b) below), Work Product (as defined in Section 5(c) below), or the business of Hillman, the Company, or any other affiliates which he may then possess or have under his control.
(b)    Third Party Information. Executive understands that Hillman, the Company, and their affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Hillman, the Company, and their affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Hillman, the Company, or their affiliates who need to know such information in connection with their work for Hillman, the Company, or such affiliates) or use, except in connection with his work for Hillman, the Company, or their affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.
(c)    Intellectual Property, Inventions, and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work, and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information, and all similar or related information (whether or not patentable) which relate to Hillman’s, the Company’s, or any of their affiliates’ actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Executive (whether alone or jointly with others) while employed by the Company and its affiliates, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such affiliate. The Executive hereby assigns to the Company all right, title, and interest throughout the world in the Work Product. Executive further waives all moral rights in the Work Product, including, without limitation, the right to the integrity of the Work Product, the right to be associated with the Work Product in any way, the right to restrain or claim damages for any distortion, mutilation, or other modification of the Work Product, and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause, or institution, effective at the time the particular Work Product is created. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). Executive acknowledges that all Work Product made during the course of his duties hereunder are works made in the course of employment with the Company pursuant to the Copyright Act (Canada).
6.Non-Compete, Non-Solicitation.
(a)    Non-Compete. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company, he shall become familiar with Hillman’s, the Company’s, and their affiliates’ trade secrets and with other Confidential Information and that his services have been and shall continue to be of special, unique, and extraordinary value to Hillman, the Company, and their affiliates. Therefore, Executive agrees that, during the Employment Period and for one year following either the date of termination of the Employment Period for any reason or the Expiration Date, Executive shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial, or administrative capacity by, or in any manner engage in any business competing with the businesses of Hillman, the Company, or their affiliates, as such businesses exist or are in the process of being implemented during the Employment Period or on the date of the termination or expiration of the Employment Period, in the United States and Canada. For the purpose of this Section 6, the business of Hillman, the Company, and their affiliates shall be the distribution and manufacture of fasteners, builder’s hardware, letters, numbers, signs, key duplication systems, engraved tags, related hardware items, fluid system products, automotive parts, and screw machine components (the “Business”). Executive acknowledges (i) that the Business of Hillman, the Company, and their affiliates will be conducted throughout the United States and Canada, (ii) notwithstanding the state or province of incorporation or principal office of Hillman, the Company, or any of their affiliates, or any of their executives or employees (including the Executive), it is expected that Hillman, the Company, and their affiliates will have business activities and have valuable business relationships within their industry throughout the United States and Canada, and (iii) as part of his responsibilities, Executive will be traveling throughout the United States and Canada in furtherance of the business and relationships of Hillman, the Company, and their affiliates. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.
(b)    Non-Solicitation. During the Employment Period and for two years following the earlier of the date of termination of the Employment Period or the Expiration Date, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Hillman, the Company, or any affiliate to leave the employ of Hillman, the Company, or such affiliate, or in any way interfere with the relationship between Hillman, the Company, or any affiliate and any employee thereof, (ii) hire any person who was an employee of Hillman, the Company, or any affiliate at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, or other business relation of Hillman, the Company, or any affiliate, to cease doing business (or materially reduce the amount of business done) with Hillman, the Company, or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and Hillman, the Company, or any affiliate (including, without limitation, making any negative or disparaging statements or communications regarding Hillman, the Company, or their affiliates).
(c)    Scope of Restrictions. If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law.
(d)    Recognition and Equitable Relief. Executive hereby acknowledges that the provisions of this Section 6 are in consideration of (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in this Section 6 are reasonable, do not preclude him from earning a livelihood, that he has reviewed his rights and obligations under this Agreement with his legal counsel, and that he fully understands the terms and conditions contained herein. In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 6 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. The Executive acknowledges and agrees that, in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 6, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this Section 6, the time periods referenced in this Section 6 shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.
7.Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement, or confidentiality agreement with any other person or entity, (iii) Executive has not brought to the Company, nor shall he use in the performance of his employment duties hereunder, any confidential materials or documents of any former client or employer of Executive, or of any other third party, unless Executive has received prior written authorization to do so from the owner of the confidential materials or document; and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.
8.Survival. Sections 5, 6, 13, 16, 20, 22, and 24 of this Agreement, and any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement or Executive’s employment, or which by its nature would survive the termination or expiration of this Agreement or Executive’s employment, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period, regardless of the manner or cause of termination.
9.Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or mailed by registered mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
At the last known address in the Company’s personnel records.
Notices to the Company:
The Hillman Group Canada ULC
c/o The Hillman Companies, Inc.
10590 Hamilton Avenue
Cincinnati, OH 45231
Fax:     (513) 595-8297
Attn:     Douglas D. Roberts, General Counsel
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, or mailed.
10.Currency. All amounts expressed herein are in Canadian dollars unless otherwise noted and all payments made by the Company to the Executive, whether in the form of Base Salary or other compensation, shall be less all required statutory deductions.
11.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
12.Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
13.No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
14.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
15.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective heirs, successors, and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.
16.Choice of Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to any choice of law or conflict of law rules.
17.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
18.    Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information, and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for a healthy person of his age.
19.    Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its affiliates to Executive any federal, state, local, or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its affiliates or Executive’s ownership interest, if any, in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options, and/or the receipt or vesting of restricted equity). In the event the Company or any of its affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties, and related expenses thereto.
20.    MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE PROVINCIAL AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.
21.    Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial, and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the areas of business engaged in by the Company at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.
22.    Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates in any internal investigation, any administrative, regulatory, or judicial proceeding, or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.
23.    Directors’ and Officers’ Liability Insurance. Executive shall be a beneficiary of any directors’ and officers’ liability insurance policy maintained by the Company so long as Executive remains an officer or director of the Company.
24.    Executive Acknowledgement/Independent Legal Advice. Executive acknowledges that he has carefully read and considered the provisions of this Agreement. Executive further acknowledges that he has had the opportunity to seek independent legal advice, and has either obtained such independent legal advice with regard to this Agreement, or has expressly determined not to seek such advice. The Executive further acknowledges that he is entering into this Agreement with full knowledge of the contents, nature and consequences of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE HILLMAN GROUP CANADA ULC
By:	/s/ James P. Waters
James P. Waters
President and CEO

/s/ Scott C. Ride
Scott Ride

EXHIBIT A
GENERAL RELEASE
I, Scott Ride, in consideration of the payments and benefits paid or granted to me under Sections 4(d) and 4(e) of the Employment Agreement dated as of December 2, 2014 (the “Agreement”) and subject to the performance by The Hillman Group Canada ULC, a British Columbia unlimited liability company (together with its subsidiaries, the “Company”), of its obligations thereunder, do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors, and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.
1.I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company and that the payments or benefits paid or granted to me under Sections 4(d) and 4(e) of the Agreement are intended to be inclusive of, and not in addition to, any benefits or allowances or obligations prescribed by applicable employment statutes and are in full payment of the obligations under any such legislation, including individual notice, termination pay, benefit and severance pay requirements and entitlements of such legislation.
2.Except for the provisions of my Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators, and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and legal fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators, or assigns may have, which arise out of or are connected with my hiring, my employment or the termination of my employment by the Company, which specifically includes but is not limited to any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest, vacation pay, retirement or pension allowances, benefits or any claims under applicable employment standards and human rights legislation; or arising under any policies, practices, or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including legal fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.I expressly declare that I have no claim of any nature or kind to any entitlement arising under or from any group health or welfare insurance policy maintained by the Company for the benefit of its employees including disability or life insurance plans.
4.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above and that, for the said consideration, I will not make any claim or take any proceeding in connection with the claims released herein against any other person or party who may claim contribution or indemnity from the Company by virtue of said claim or proceeding.
5.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any statute that expressly limits the effectiveness of a general release of unknown, unsuspected, and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.
6.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party, or myself of any improper or unlawful conduct and that any liability is expressly denied.
7.I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable legal fees, and return all payments received by me pursuant to the Agreement.
8.I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal, or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, to the extent necessary to comply with any applicable securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.
9.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my lawyer) from responding to any inquiry about this General Release or its underlying facts and circumstances by any self-regulatory organization or governmental entity.
10.I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding, or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses (including lodging and meals) upon my submission of receipts.
11.I agree not to disparage the Company, its past and present investors, officers, directors, or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base, and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries, or other notes of any such manuals, files, documents, records, software, customer data base, or other data.
12.Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this General Release is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)    I HAVE READ IT CAREFULLY AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS;
(b)    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(c)    I HAVE BEEN ADVISED TO SEEK INDEPENDENT LEGAL ADVICE BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(d)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(e)    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED, OR MODIFIED EXCEPT BY AN INSTRUMENT.
(f)    THIS RELEASE is governed by and will be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Witness (Signature)	Scott Ride
Witness (Print)
Witness (Address)	Date